                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): June 18, 1998

                         STYLING TECHNOLOGY CORPORATION
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

     DELAWARE                    0-21703                    75-2665378
------------------    ----------------------------    ---------------------
 (State or other         (Commission File No.)        (IRS Employer ID No.)
 jurisdiction of
  incorporation)

          2390 East Camelback Road, Suite 435, Phoenix, Arizona 85016
        ----------------------------------------------------------------
               (Address of principal executive office) (Zip Code)

       Registrant's telephone number, including area code: (602) 955-3353

                         STYLING TECHNOLOGY CORPORATION

                               CURRENT REPORT ON

                                    FORM 8-K


ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

ACQUISITION OF EUROPEAN TOUCH, LTD. II

     On June 23, 1998, Styling Technology Corporation (the "Company") acquired all of the issued and outstanding common stock of European Touch, Ltd. II ("European Touch II"), pursuant to a Stock Purchase Agreement among the Company and the former shareholders of European Touch II, dated June 23, 1998. European Touch II produces whirlpool pedicure foot spas. The Company paid a purchase price of approximately $22 million in cash for the European Touch II common stock. The acquisition will be accounted for under the purchase method of accounting.

ITEM 5.   OTHER EVENTS

ACQUISITION OF PRO FINISH USA, LTD.; EUROPEAN TOUCH CO., INCORPORATED; BEAUTY PRODUCTS INC.; AND COSMETICS INTERNATIONAL INC.

     On May 22, 1998, the Company acquired substantially all of the assets and assumed certain liabilities of Pro Finish USA, Ltd. ("Pro Finish"). The Company paid Pro Finish, a producer of nail care products, a purchase price of $5 million. Concurrently with the acquisition of European Touch II on June 23, 1998 (described above), the Company acquired all of the issued and outstanding capital stock of (i) European Touch Co. Incorporated ("European Touch"), Beauty Products Inc. ("Beauty"), and Cosmetics International Inc., producers of nail care products. The Company paid a purchase price of approximately $2.4 million, $760,000, and $25,000 for the common stock of European Touch, Beauty, and Cosmetics, respectively. These acquisitions will be accounted for under the purchase method of accounting.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  FINANCIAL STATEMENTS OF EUROPEAN TOUCH, LTD II.

          Report of Independent Public Accountants
          Balance Sheets as of December 31, 1997 and March 31, 1998 (unaudited) Statements of Operations For the Year Ended December 31, 1997 and the
            Three Months Ended March 31, 1997 (unaudited) and 1998 (unaudited) Statements of Stockholders' Equity For the Year Ended December 31,
            1997 and the Three Months Ended March 31, 1998 (unaudited) Statements of Cash Flows For the Year Ended December 31, 1997 and the
            Three Months Ended March 31, 1997 (unaudited) and 1998 (unaudited) Notes to Financial Statements

     (b)  PRO FORMA FINANCIAL STATEMENTS.

          Introduction
          Unaudited Pro Forma Consolidated Statement of Operations For the
            Three Months Ended March 31, 1998
          Unaudited Pro Forma Consolidated Statement of Operations For the Year
            Ended December 31, 1997
          Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
            March 31, 1998
          Notes to Unaudited Pro Forma Consolidated Financial Data

     (c)  Exhibits.

     Exhibit No.    Description Of Exhibit
     -----------    ----------------------
     10.23          Stock Purchase Agreement dated as of June 23, 1998 among
                    Styling Technology Corporation and the former shareholders of European Touch, Ltd. II

     23.1           Consent of Arthur Andersen LLP.


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        STYLING TECHNOLOGY CORPORATION

                                        By: /s/ Richard R. Ross
                                            -----------------------------
                                            Richard R. Ross
                                            Executive Vice President, Chief
                                            Financial Officer, Treasurer and
                                            Secretary

July 7, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Styling Technology Corporation:

     We have audited the accompanying balance sheet of EUROPEAN TOUCH, LTD. II (a Wisconsin S Corporation) as of December 31, 1997, and the related statements of operations, stockholders' equity, and cash flows for the year then ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of European Touch, Ltd. II as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

                                          --------------------------------------
                                          Arthur Andersen LLP

Phoenix, Arizona,
  May 1, 1998.

                            EUROPEAN TOUCH, LTD. II

                                 BALANCE SHEETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                                                              -----------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  992,475     $  429,636
  Accounts receivable, net of allowance for doubtful
     accounts of $54,945 and $54,945, respectively..........    1,011,622        982,354
  Inventory.................................................      440,446        560,957
                                                               ----------     ----------
          Total current assets..............................    2,444,543      1,972,947
PROPERTY AND EQUIPMENT, net.................................      399,614        436,240
OTHER ASSETS................................................        2,375         16,990
                                                               ----------     ----------
                                                               $2,846,532     $2,426,177
                                                               ==========     ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $  327,203     $  285,012
  Accrued liabilities.......................................       31,088         31,114
  Current portion of deferred income........................       58,675         54,214
  Customer deposits and other...............................       78,956         58,651
                                                               ----------     ----------
          Total current liabilities.........................      495,922        428,991
DEFERRED INCOME, net of current portion.....................       50,000         46,183
                                                               ----------     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000 shares authorized and
     issued 750 shares outstanding..........................        1,000          1,000
  Treasury stock at cost, 250 shares........................      (58,000)       (58,000)
  Retained earnings.........................................    2,357,610      2,008,003
                                                               ----------     ----------
          Total stockholders' equity........................    2,300,610      1,951,003
                                                               ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $2,846,532     $2,426,177
                                                               ==========     ==========

      The accompanying notes are an integral part of these balance sheets.

                            EUROPEAN TOUCH, LTD. II

                            STATEMENTS OF OPERATIONS

                                                                           THREE MONTHS ENDED
                                                         YEAR ENDED     ------------------------
                                                        DECEMBER 31,    MARCH 31,     MARCH 31,
                                                            1997           1997          1998
                                                        ------------    ----------    ----------
                                                                              (UNAUDITED)
NET SALES.............................................   $8,628,485     $1,483,359    $2,094,596
COST OF SALES.........................................    3,713,799        592,063       877,060
                                                         ----------     ----------    ----------
  Gross profit........................................    4,914,686        891,296     1,217,536
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........    2,256,213        460,566       589,069
                                                         ----------     ----------    ----------
INCOME FROM OPERATIONS................................    2,658,473        430,730       628,467
OTHER INCOME..........................................      106,394         31,222        32,126
                                                         ----------     ----------    ----------
NET INCOME............................................   $2,764,867     $  461,952    $  660,593
                                                         ==========     ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                            EUROPEAN TOUCH, LTD. II

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                        COMMON STOCK                                     TOTAL
                                      ----------------    TREASURY     RETAINED      STOCKHOLDERS'
                                      SHARES    AMOUNT     STOCK       EARNINGS         EQUITY
                                      ------    ------    --------    -----------    -------------
BALANCE AT DECEMBER 31, 1996........  1,000     $1,000    $(58,000)   $ 1,418,893     $ 1,361,893
  Net income........................     --         --          --      2,764,867       2,764,867
  Distributions to stockholders.....     --         --          --     (1,826,150)     (1,826,150)
                                      -----     ------    --------    -----------     -----------
BALANCE AT DECEMBER 31, 1997........  1,000      1,000     (58,000)     2,357,610       2,300,610
  Net income (unaudited)............     --         --          --        660,593         660,593
  Distributions to stockholders
     (unaudited)....................     --         --          --     (1,010,200)     (1,010,200)
                                      -----     ------    --------    -----------     -----------
BALANCE AT MARCH 31, 1998
  (unaudited).......................  1,000     $1,000    $(58,000)   $ 2,008,003     $ 1,951,003
                                      =====     ======    ========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                            EUROPEAN TOUCH, LTD. II

                            STATEMENTS OF CASH FLOWS

                                                                          THREE MONTHS ENDED
                                                        YEAR ENDED     ------------------------
                                                       DECEMBER 31,    MARCH 31,     MARCH 31,
                                                           1997          1997          1998
                                                       ------------    ---------    -----------
                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................  $ 2,764,867     $ 461,952    $   660,593
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization...................       60,695        10,356         18,510
     Loss on disposal of assets......................       24,692            --             --
     (Increase) decrease in accounts receivable......     (221,918)     (146,847)        29,268
     Increase in inventory...........................     (189,348)           --       (120,511)
     Increase in other assets........................          (61)          (59)       (14,615)
     Increase (decrease) in accounts payable and
       accrued liabilities...........................      186,446       (62,445)       (42,165)
     Increase (decrease) in deferred income..........       18,773        21,845         (8,278)
     Increase (decrease) in customer deposits and
       other.........................................       45,727         4,013        (20,305)
                                                       -----------     ---------    -----------
          Net cash provided by operating
            activities...............................    2,689,873       288,815        502,497
                                                       -----------     ---------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.................     (274,007)      (17,091)       (55,136)
                                                       -----------     ---------    -----------
          Net cash used in investing activities......     (274,007)      (17,091)       (55,136)
                                                       -----------     ---------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholders......................   (1,826,150)     (157,941)    (1,010,200)
                                                       -----------     ---------    -----------
          Net cash used in financing activities......   (1,826,150)     (157,941)    (1,010,200)
                                                       -----------     ---------    -----------

NET INCREASE (DECREASE) IN CASH......................      589,716       113,783       (562,839)

CASH AND CASH EQUIVALENTS, beginning of period.......      402,759       402,759        992,475
                                                       -----------     ---------    -----------

CASH AND CASH EQUIVALENTS, end of period.............  $   992,475     $ 516,542    $   429,636
                                                       ===========     =========    ===========

   The accompanying notes are an integral part of these financial statements.

                            EUROPEAN TOUCH, LTD. II

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) ORGANIZATION AND BASIS OF PRESENTATION:

  Organization and Nature of Operations

      European Touch, Ltd. II (European Touch II) was incorporated in 1985 to manufacture and distribute whirlpool pedicure spas and accessories. European Touch II sells its products primarily to wholesale distributors of professional salon equipment, nail salons, and, to a lesser extent, spas and resorts throughout the United States, as well as Canada, Europe, Latin America, Mexico and Asia.

  Acquisition

      In accordance with the terms of a definitive Stock Purchase Agreement among Styling Technology Corporation (STC) and the former shareholders of European Touch, Ltd. II, Inc., STC agreed to acquired all of the stock of European Touch II for a purchase price of approximately $20.3 million.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents

     All highly liquid investments with maturities of three months or less when purchased are considered to be cash equivalents.

  Inventory

     Inventory is valued at the lower of cost (first-in, first-out) or net realizable value. Reserves are established against inventory for excess, slow-moving and obsolete items and for items where the net realizable value is less than cost.

Inventory consists of the following:

                                                      DECEMBER 31,     MARCH 31,
                                                          1997           1998
                                                      ------------    -----------
                                                                      (UNAUDITED)
Raw materials and work-in-process...................    $ 30,831       $ 39,267
Finished goods......................................     409,615        521,690
                                                        --------       --------
                                                        $440,446       $560,957
                                                        ========       ========

  Property and Equipment

     Property and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 3-15 years.

     Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives are charged to expense as incurred. Maintenance and repair expenses charged to cost of operations were approximately $500, $0 and $134 for the year ended December 31, 1997 and the three-month unaudited periods ended March 31, 1997 and 1998, respectively.

  Concentration of Credit Risk

     Financial instruments which potentially subject European Touch II to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are described in

                            EUROPEAN TOUCH, LTD. II

Note 5. European Touch II establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

  Income Taxes

     European Touch II's stockholders have elected to have European Touch II treated as an S Corporation for income tax purposes. Therefore, no provision for income taxes is reflected in the accompanying financial statements.

  Fair Value of Financial Instruments

     The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments.

  Revenue Recognition

     European Touch II recognizes revenue at the time product is shipped. However, installment sales are accounted for under the installment method. Installment sale terms require 50% in cash before shipment is made and monthly payments for the balance over the period ranging from 12 to 24 months. Installment sales are recognized as payments are received.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Final settlement amounts could differ from those estimates.

  Interim Unaudited Financial Information

     In management's opinion, the financial statements for the three-month periods ended March 31, 1997 and 1998, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly European Touch II's financial position, results of operations and cash flows as of and for the periods then ended. Operating results for the three-month period ended March 31, 1998, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998.

(3) ACCOUNTS RECEIVABLE:

     Accounts receivable include installment receivable amounts. Of the total of these receivables of $217,350 and $200,794 as of December 31, 1997 and March 31, 1998 (unaudited), approximately $100,000 and $92,000, respectively, were due beyond one year from these balance sheet dates.

                            EUROPEAN TOUCH, LTD. II

(4) PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                      DECEMBER 31,     MARCH 31,
                                                          1997           1998
                                                      ------------    -----------
                                                                      (UNAUDITED)
Leasehold improvements..............................   $   9,400       $   9,400
Production tooling and equipment....................     210,943         263,303
Furniture and fixtures..............................     149,800         149,800
Computers and vehicles..............................     179,669         182,445
                                                       ---------       ---------
                                                         549,812         604,948
Less- Accumulated depreciation......................    (150,198)       (168,708)
                                                       ---------       ---------
                                                       $ 399,614       $ 436,240
                                                       =========       =========

(5) CUSTOMER CONCENTRATION:

     Sales to a major U.S. beauty distribution company as a percentage of total net sales approximated 13%, 13% and 16% for the year ended December 31, 1997 and the three-month unaudited periods ended March 31, 1997 and 1998, respectively. Three of European Touch II's customers had accounts receivable totaling 45% and 28% (unaudited) of European Touch II's total accounts receivable balance as of December 31, 1997 and March 31, 1998, respectively.

(6) RELATED PARTY TRANSACTIONS:

     European Touch II leases its primary facilities from a partnership of which all partners are stockholders of European Touch II. Lease expense related to this space totaled $98,721, $37,260 and $45,332 for the year ended December
31, 1997 and the three-month unaudited periods ended March 31, 1997 and 1998, respectively.

     European Touch II advances certain expenses related to trade shows and computer services to a company of which two of the three stockholders are stockholders of European Touch II. Expenses paid by European Touch II on behalf of the related company were approximately $39,000, $2,300 and $25,000 for the year ended December 31, 1997 and the three-month unaudited periods ended March 31, 1997 and 1998, respectively. The total accounts receivable balance as of December 31, 1997 and March 31, 1998, from this company was approximately $7,000 and $10,000, respectively.

(7) COMMITMENTS AND CONTINGENCIES:

  Legal Matters

     In the normal course of business, European Touch II is named as a defendant in various litigation matters. In management's opinion, the ultimate resolution of these matters will not have a material impact on European Touch II's financial conditions or results of operations.

                            EUROPEAN TOUCH, LTD. II

  Operating Leases

     European Touch II leases office and warehouse space under operating lease agreements. Future lease payments under non-cancellable operating leases are as follows:

YEAR ENDING
DECEMBER 31,
------------
  1998..................................................    $142,796
  1999..................................................     146,196
  2000..................................................     146,196
  2001..................................................     108,796
  2002..................................................      43,915
                                                            --------
                                                            $587,899
                                                            ========

  Retirement Plans

     European Touch II has a defined contribution plan under 401(k) (the Plan) of the Internal Revenue Code. Employees of European Touch II are eligible to participate in the Plan after completing one year of service, 1,000 work hours and reaching age 21. Voluntary salary reductions may be elected by each participating employee and contributed to the Plan (not to exceed $9,500 for a calendar year). European Touch II may match up to 25% of the employee's contribution up to a maximum of 6.5% of the employee's compensation. European Touch II expensed $38,997 related to the Plan during 1997.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial information should be read in conjunction with the historical Consolidated Financial Statements and notes thereto of the Company and European Touch II. In November 1996, the Company commenced operations with an initial public offering and the simultaneous acquisition of four businesses. The Company has acquired eight other businesses since November 1996, including the acquisition of European Touch II. The unaudited pro forma consolidated financial information reflects the results of the Company (which includes all of the Company's acquisitions, including the acquisition of European Touch Co., Incorporated; Beauty Products, Inc.; and Cosmetics International Inc. (collectively, European Touch); as well as substantially all of the assets of Pro Finish USA, Ltd. (together with the acquisition of European Touch, the Recent Acquisitions). The unaudited pro forma consolidated financial information also reflects certain pro forma adjustments that are more fully described in the accompanying notes. The Unaudited Pro Forma Consolidated Statement of Operations reflects the issuance and sale by the Company of $100 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2008 (the Offering), the application of the net proceeds therefrom, and the results of operations of the Company (which includes all of the Company's acquisitions, including the Recent Acquisitions) as if each acquisition, the Offering, and application of the net proceeds therefrom occurred at the beginning of each period presented (including certain adjustments to the historical financial statements that are more fully described in the notes hereto). The Unaudited Pro Forma Condensed Consolidated Balance Sheet reflects the historical financial information of the Company together with the Offering and the application of the net proceeds therefrom and the Recent Acquisitions as if each had occurred on March 31, 1998. The Unaudited Pro Forma Consolidated Statement of Operations may not be indicative of actual results that would have been achieved if the Offering, the application of the net proceeds therefrom, and the acquisitions had occurred on the dates indicated or the results that may be realized in the future. The unaudited pro forma consolidated financial information contains only certain adjustments that are directly attributable to the Offering, the application of net proceeds therefrom, and the acquisitions.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       RECENT ACQUISITIONS
                                                 --------------------------------
                                                              EUROPEAN   EUROPEAN    PRO FORMA
                                       STC(a)    PRO FINISH   TOUCH II    TOUCH     ADJUSTMENTS      PRO FORMA
                                       -------   ----------   --------   --------   -----------      ---------
Net sales............................  $16,225     $2,011      $2,095     $1,476      $    --         $21,807
Cost of sales........................    7,042      1,034         877        556           --           9,509
                                       -------     ------      ------     ------      -------         -------
Gross profit.........................    9,183        977       1,218        920           --          12,298
Selling, general, and administrative
  expenses...........................    5,395        747         589        610         (144)(b)       7,197
                                       -------     ------      ------     ------      -------         -------
Income from operations...............    3,788        230         629        310          144           5,101
Interest and other income (expense),
  net................................   (1,264)        --          32         --       (1,577)(c)      (2,809)
                                       -------     ------      ------     ------      -------         -------
Income before extraordinary item and
  taxes..............................    2,524        230         661        310       (1,433)          2,292
Provision for income taxes...........    1,085         86          --         --         (181)(d)         990
                                       -------     ------      ------     ------      -------         -------
Income before extraordinary item.....    1,439        144         661        310       (1,252)          1,302
Extraordinary item, net of tax
  benefit............................       --         --          --         --       (1,100)(e)      (1,100)
                                       -------     ------      ------     ------      -------         -------
Net income...........................  $ 1,439     $  144      $  661     $  310      $(2,352)        $   202
                                       =======     ======      ======     ======      =======         =======
Diluted weighted average
  outstanding shares.................      --          --          --         --           --           4,278
                                                                                                      =======
Diluted Earnings Per Share
  Income before extraordinary item...      --          --          --         --           --         $  0.30
  Extraordinary item, net............      --          --          --         --           --           (0.25)
  Net income.........................      --          --          --         --           --            0.05
                                                                                                      =======

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    RECENT ACQUISITIONS
                                                              --------------------------------
                                                CLEAN+EASY/                EUROPEAN   EUROPEAN    PRO FORMA
                             STC(a)     ABBA     ONE TOUCH    PRO FINISH   TOUCH II    TOUCH     ADJUSTMENTS       PRO FORMA
                             -------   ------   -----------   ----------   --------   --------   -----------       ---------
Net sales..................  $38,108   $5,742     $18,902       $7,569      $8,628     $5,986      $    --         $ 84,935
Cost of sales..............   16,756    2,780      11,212        4,189       3,713      1,828       (3,400)  (f)     37,078
                             -------   ------     -------       ------      ------     ------      -------         --------
Gross profit...............   21,352    2,962       7,690        3,380       4,915      4,158        3,400           47,857
Selling, general, and
  administrative
  expenses.................   12,201    2,358       7,312        2,812       2,256      2,911         (433)  (b)     29,417
                             -------   ------     -------       ------      ------     ------      -------         --------
Income from operations.....    9,151      604         378          568       2,659      1,247        3,833           18,440
Interest and other income
  (expense), net...........   (1,847)      50         129         (124)        106        (10)      (9,539)  (c)    (11,235)
                             -------   ------     -------       ------      ------     ------      -------         --------
Income before extraordinary
  item and income taxes....    7,304      654         507          444       2,765      1,237       (5,706)           7,205
Provision for income
  taxes....................    3,097      185          --          111          --        230         (409)  (d)      3,214
                             -------   ------     -------       ------      ------     ------      -------         --------
Income before extraordinary
  item.....................    4,207      469         507          333       2,765      1,007       (5,297)           3,991
Extraordinary item, net....   (1,377)      --          --           --          --         --        1,377   (e)         --
                             -------   ------     -------       ------      ------     ------      -------         --------
Net income.................  $ 2,830   $  469     $   507       $  333      $2,765     $1,007      $(3,920)        $  3,991
                             =======   ======     =======       ======      ======     ======      =======         ========
Diluted Weighted average
  Shares outstanding.......                                                                                           4,113
                                                                                                                   ========
Diluted earnings per
  share....................                                                                                        $   0.97
                                                                                                                   ========

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1998
                                 (IN THOUSANDS)

                                                    RECENT ACQUISITIONS
                                               ------------------------------
                                                PRO     EUROPEAN    EUROPEAN     PRO FORMA
                                       STC     FINISH   TOUCH II     TOUCH      ADJUSTMENTS          PRO FORMA
                                     -------   ------   --------   ----------   -----------          ---------
Current assets:
  Cash and cash equivalents........  $ 2,528   $  173    $  430      $   63      $100,000 (h)         $ 15,751
                                                                                  (57,443)(h)
                                                                                  (30,000)(g)
  Accounts receivable, net.........   15,605      774       982         585            --              17,946
  Inventory........................   10,604    1,170       561       1,617            --              13,952
  Prepaid expenses and other
     current assets................    2,268       90        --         104            --               2,462
                                     -------   ------    ------      ------      --------            --------
     Total current assets..........   31,005    2,207     1,973       2,369        12,557              50,111
Property and equipment, net........    3,010      144       436         284            --               3,874
Goodwill, net......................   56,475      898        --          --        23,179 (g)           80,552
Other assets.......................    3,796      390        17         109         3,600 (h)            6,812
                                                                                   (1,100)(h)
                                     -------   ------    ------      ------      --------            --------
Total assets.......................  $94,286   $3,639    $2,426      $2,762      $ 38,236            $141,349
                                     =======   ======    ======      ======      ========            ========
Current liabilities:
  Accounts payable.................  $ 4,841   $  448    $  285      $  363      $     --            $  5,937
  Accrued liabilities..............    4,698      297        31          86            --               5,112
  Current portion of long-term debt
     and other.....................    8,228      120       113         197        (8,298)(h)             360
                                     -------   ------    ------      ------      --------            --------
     Total current liabilities.....   17,767      865       429         646         8,298              11,409
                                     -------   ------    ------      ------      --------            --------
Long-term debt and other, less
  current portion..................   46,462       20        46          --       100,000 (h)          100,983
                                     -------   ------    ------      ------      --------            --------
                                                                                  (45,545)(h)
                                                                                 --------
Stockholders' equity:
  Common stock.....................        1    2,148         1           1        (2,150)(g)               1
  Additional paid-in capital.......   27,925      336     2,008          17        (2,361)(g)          27,925
  Retained earnings................    3,931      270        --       2,098        (2,368)(g)           2,831
                                                                                   (1,100)(h)
  Treasury stock...................   (1,800)      --       (58)         --            58 (g)           (1,800)
                                     -------   ------    ------      ------      --------            --------
     Total stockholders' equity....   30,057    2,754     1,951       2,116        (7,921)             28,957
                                     -------   ------    ------      ------      --------            --------
Total liabilities and stockholders'
  equity...........................  $94,286   $3,639    $2,426      $2,762      $ 38,236            $141,349
                                     =======   ======    ======      ======      ========            ========

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(a) Includes the results of U.K. ABBA Products Inc. ("ABBA") from June 1997 and the Clean + Easy / One Touch product lines from December 1997, their respective dates of acquisition.

(b) Reflects the net impact in selling, general, and administrative expenses of an aggregate of (i) approximately $375,000 and $2.3 million for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively, to reflect the elimination of salaries and benefits of specific individuals not continuing with the combined companies, and (ii) approximately $231,000 and $1.9 million for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively, to reflect the additional amortization of goodwill associated with each acquisition.

(c) Represents cash interest expense on the 10 7/8% Senior Subordinated Notes issued and sold in the Offering (the Notes) plus amortization of related financing costs.

(d) Reflects adjustment to the income tax provision, based on applying the statutory income tax rates of each company, adjusted for goodwill amortization from the ABBA, Gena Laboratories, Inc. and JDS Manufacturing Co., Inc. acquisitions, which is not deductible for income tax reporting purposes.

(e) Reflects the write-off of loans under the Existing Credit Facility of $2.0 million ($1.1 million on a tax adjusted basis) for the three months ended March 31, 1998. Also includes an adjustment to remove the extraordinary item for the year ended December 31, 1997.

(f) Reflects the adjustment to cost of sales related to the reduction of third-party manufacturing costs negotiated in connection with the acquisitions of ABBA and the Clean + Easy / One Touch product lines and realized following the closing of such acquisition.

(g) To record the purchase prices of the Recent Acquisitions and the allocation of these purchase prices to the net assets of the businesses acquired.

(h) To record the issuance of the Notes, including the payment of estimated fees and expenses of $3.6 million. Also assumes the repayment of the Existing Credit Facility and certain other debt, and the write-off of deferred financing costs as a result of the refinancing of the previously outstanding indebtedness.

     Exhibit No.    Exhibit Index
     -----------    ----------------------
     10.23          Stock Purchase Agreement dated as of June 23, 1998 among
                    Styling Technology Corporation and the former shareholders of European Touch, Ltd. II

     23.1           Consent of Arthur Andersen LLP.